                                                                    EXHIBIT 8.1
                                 December 20, 2001


The Addressees Listed
   on Schedule I Hereto

                  Re:  ABFS Mortgage Loan Trust 2001-4,
                       Mortgage Backed Notes, Series 2001-4
                       ------------------------------------

Ladies and Gentlemen:

         We have acted as tax counsel in connection with the issuance and delivery of (i) certain mortgage backed notes denominated as ABFS Mortgage Loan Trust 2001-4 Mortgage-Backed Notes Series 2001-4 (the "Notes"), pursuant to an Indenture, dated as of December 1, 2001 (the "Indenture"), by and between ABFS Mortgage Loan Trust 2001-4 (the "Trust") and JPMorgan Chase Bank, as indenture trustee (the "Indenture Trustee"), and (ii) a single class of trust certificates (the "Trust Certificates"), pursuant to a Trust Agreement, dated as of December 1, 2001 (the "Trust Agreement"), by and among U.S. Bank Trust National Association, as owner trustee (the "Owner Trustee"), Bear Stearns Asset Backed Securities Inc., as depositor (the "Depositor"), and ABFS 2001-4, Inc., as seller (the "Seller").

         As tax counsel, we have reviewed such documents as we have deemed appropriate for the purposes of rendering the opinion set forth below, including the Prospectus Supplement, dated as of December 3, 2001 (the "Prospectus Supplement"), the Indenture, the Trust Agreement and other documents and matters of fact and law as we have deemed necessary. Terms capitalized herein and not otherwise defined herein shall have their respective meanings as set forth in Appendix I to the Indenture.

         We have examined the question of whether the Notes issued under the Indenture will constitute indebtedness for federal income tax purposes. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of tax counsel is not binding on the courts or the Internal Revenue Service (the "IRS")

         In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction.

To the Addresses Listed
   on Schedule I
December 20, 2001
Page 2

         Based upon and subject to the foregoing and such legal and factual investigations as we have deemed appropriate, while no transaction closely comparable to that contemplated has been the subject of any Treasury regulation, revenue ruling or judicial decision, and, therefore, the matter is subject to interpretation, for federal income tax purposes we are of the opinion that:

                  1. The Notes will be characterized as indebtedness because (i) the characteristics of the transaction strongly indicate that in economic substance, the transaction is the issuance of indebtedness,
         (ii) the form of the transaction is the issuance of indebtedness, and
         (iii) the parties have stated unambiguously their intention to treat the transaction as the issuance of indebtedness for tax purposes.

                  2. Assuming compliance with the terms of the Trust Agreement and the related documents, the Issuer will not be treated as an association (or a publicly traded partnership) taxable as a corporation or a taxable mortgage pool.

                  3. The discussion in the Prospectus Supplement under the heading "Material Federal Income Tax Consequences" and in the Prospectus dated December 3, 2001 under the heading "Material Federal Income Tax Considerations" accurately states all the material federal income tax consequences of the purchase, ownership and disposition of the Notes to their original purchaser.


         We express no opinion on any matter not discussed in this letter. This opinion is rendered as of the Closing Date for the sole benefit of each addressee hereof and it may not be relied on by any other party or quoted without our express consent in writing.


                                                     Very truly yours

To the Addresses Listed
   on Schedule I
December 20, 2001
Page 3


                                   SCHEDULE I
                                   ----------



American Business Credit, Inc.                                Bear Stearns Asset Backed Securities, Inc.
BalaPointe Office Centre                                      245 Park Avenue
111 Presidential Boulevard, Suite 127                         New York, New York 10167
Bala Cynwyd, PA 19004

U.S. Bank Trust National Association                          ABFS 2001-4, Inc.
300 Delaware Avenue                                           c/o American Business Credit, Inc.
Wilmington, DE 19801                                          BalaPointe Office Centre
                                                              111 Presidential Boulevard, Suite 127
                                                              Bala Cynwyd, PA 19004

ABFS Mortgage Loan Trust 2001-4                               JPMorgan Chase Bank,
c/o U.S. Trust National Association,                             as Indenture Trustee and Collateral Agent
as Owner Trustee                                              450 W. 33rd Street
300 Delaware Avenue                                           New York, New York 10001
Wilmington, DE 19801

MBIA Insurance Corporation                                    Moody's Investors Service, Inc.
113 King Street                                               99 Church Street
Armonk, New York  10504                                       New York, New York  10007

Bear, Stearns & Co. Inc. Incorporated                         Standard & Poor's Ratings Services
245 Park Avenue                                               55 Water Street
New York, New York 10167                                      New York, New York  10041